Exhibit 5.1

1200 G Street, Suite 800

Washington DC 20005

www.FisherBroyles.com

December 28, 2020

Future FinTech Group Inc.

Americas Tower, 1177 Avenue of The Americas,
Suite 5100, New York, NY 10036

Ladies and Gentlemen:

We have acted as legal counsel to Future FinTech Group Inc., a Florida corporation (the “Company”), in connection with the issuance by the Company of (i) 4,210,530 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”); (ii) warrants (the “Investors’ Warrants”) to purchase an aggregate of 4,210,530 shares of Common Stock (the  “Investors’ Warrant Shares”) at an exercise price of $2.15 per share; and (iii) warrants (the “Placement Agent Warrants”) to purchase an aggregate of 210,526 shares of Common Stock (the  “PA Warrant Shares”) at an exercise price of $2.375 per share (the Shares, Investors’ Warrants, Investors’ Warrant Shares, Placement Agent Warrants, and the PA Warrant Shares, collectively, the “Securities”).

The Shares and Investors Warrants are being offered and sold by the Company pursuant to a Securities Purchase Agreement, dated December 24, 2020 (the “Purchase Agreement”), and the Placement Agent Warrants are being issued and delivered pursuant to Placement Agent Agreement, dated December 24, 2020 (the “Placement Agent Agreement”) The Securities are being offered and sold pursuant to an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-224686) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on December 11, 2020, the statutory prospectus included in the Registration Statement, as amended (the “Base Prospectus”), and the prospectus supplement dated December 28, 2020 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have examined the Purchase Agreement, the Placement Agent Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement. In addition, we have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. As to various factual matters that are material to our opinion letter, we have relied upon certificates of public officials and certificates, resolutions, documents, statements and other information of the Company or its representatives. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Our opinion is limited to applicable statutory provisions of the Florida Business Corporation Act (the “FBCA”).   We are generally familiar with the FBCA as currently in effect and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.  We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1. The Shares have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

2. The Investors’ Warrants have been duly authorized for issuance pursuant to the Purchase Agreement.

3. The Placement Agent Warrants have been duly authorized for issuance pursuant to the Placement Agent Agreement.

4. The Investors’ Warrant Shares have been duly authorized, and when issued upon exercise of the Investors’ Warrants against payment of the exercise price in accordance with the terms of the Investors’ Warrants, will be validly issued, fully paid and nonassessable.

5. The PA Warrant Shares have been duly authorized, and when issued upon exercise of the PA Warrants against payment of the exercise price in accordance with the terms of the PA Warrants, will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to a Form 8-K filed by the Company on the date hereof. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

This opinion is issued to you solely for use in connection with the Registration Statement and the Prospectus Supplement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any other government agency or other person, without our prior written consent.

Very truly yours,

FISHERBROYLES, LLP

/s/ FisherBroyles, LLP